FOR IMMEDIATE RELEASE

        DATASCENSION, INC. CONSIDERS SPIN-OFF OF CALL CENTER SUBSIDIARY

LAS VEGAS -- October 22, 2004 -- Datascension, Inc., (OTCBB:DTSN) announced today that the Board of Directors is considering a spin-off of its wholly-owned subsidiary, Datascension International, Inc.("the subsidiary"), with operations in California, Costa Rica and the Dominican Republic. Company management stated that the initiation, timing, and completion of the proposed spin off will be subject to market and other conditions, including receipt by the Company of a favorable private letter ruling from the Internal Revenue Service as to the tax free nature of the contemplated spin-off.

The Company proposes to eventually distribute 83.59% of the issued and outstanding shares of the subsidiary's common stock, pro rata, to all of its stockholders of record of Datascension, Inc. Initially, each stockholder will receive one share of the subsidiary's common stock for each 60 shares of common stock of Datascension, Inc. owned; this initial dividend will be 55.56% of the issued and outstanding shares of the subsidiary. The record date for this initial dividend will be November 15, 2004. A subsequent dividend of an additional 28.03% may be distributed simultaneously with the effectiveness of a Registration Statement to be filed at a future date with the Securities and Exchange Commission. The second distribution will be given pro rata to the shareholders holding shares of Datascension, Inc (the parent company) on the
date of the effectiveness of the Registration Statement.   The remaining 16.41%
would be retained by the parent company.

Shareholders will not be required to pay cash or provide any other consideration; or, to surrender or exchange any shares of common stock in order to receive the distribution of Datascension International common stock.

In order to be eligible to receive the dividend shares, shareholders need to be bona fide shareholders in Datascension, Inc. as of the record date of the dividends. Shareholders need to be able to prove ownership of the parent company shares if so requested by the Company prior to issuance of the dividend shares. Datascension International common stock received as a result of the spin-off will be will be recorded in book-entry form by the company and the transfer agent exclusively. Holders will receive a letter of ownership from the Company indicating the number of shares credited to their account. Upon the effectiveness of the Registration Statement, certificates evidencing ownership in Datascension International will be sent to shareholders.

Given the nature of the transaction, any holder of Datascension Inc. common stock who sells shares on or before the dividend record date will also be selling their entitlement to receive shares of Datascension International common stock in the spin-off. Furthermore, if you sell your shares in Datascension Inc after the first dividend and the spin off is not consummated; you will have sold and given up all of your ownership rights in the company. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling Datascension common stock before and/or after the spin-off.

This press release shall not constitute an offer to sell or solicitation of an offer to buy any securities.

About Datascension International

Datascension International, a premier data solutions company with operations in California, Costa Rica and the Dominican Republic, embodies a unique expertise in the collection, storage, processing and interpretation of marketing data. Employing hundreds of bilingual professionals, the company is rapidly becoming one of the largest Spanish-speaking call centers. The Company's commitment to customer service, quality and on-time project management has fostered its world-class reputation among major market research firms and corporate market research departments.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. In addition to the matters described above, the Company's ability to initiate and complete the contemplated transactions described above will depend upon a number of factors including overall economic conditions, general stock market conditions and the continuing results of the Company, as well as the risk factors listed from time to time in the SEC filings of Datascension, Inc.

Further information:   WWW.DATASCENSION.COM.

Contact:
     Stock Enterprises
     Jim Stock, 866-242-2405
     stockenter@aol.com